Exhibit 2.2
EXECUTION VERSION

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES REPRESENTED HEREBY HAVE BEEN TAKEN BY THE REGISTERED OWNER FOR INVESTMENT, AND WITHOUT A VIEW TO RESALE OR DISTRIBUTION THEREOF, AND MAY NOT BE SOLD, TRANSFERRED OR DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR SUCH LAWS OR AN EXEMPTION UNDER THE ACT AND SUCH LAWS (WHICH EXEMPTION, IF REASONABLY REQUESTED BY THE ISSUER, IS BASED UPON AN OPINION OF COUNSEL).
THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN TRANSFER AND OTHER RESTRICTIONS PURSUANT TO AN OPTION PURCHASE AGREEMENT (AS MAY BE AMENDED OR OTHERWISE MODIFIED FROM TIME TO TIME IN ACCORDANCE WITH ITS TERMS), DATED JUNE 14, 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES, THE INITIAL PURCHASER OF SUCH SECURITIES, AND CERTAIN OTHER PARTIES. A COPY OF SUCH OPTION PURCHASE AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.
This Option (this “Option”) is issued pursuant to that certain Option Purchase Agreement, dated June 14, 2021, by and between the Company, the Holder and certain other parties (as may be amended or otherwise modified from time to time in accordance with its terms, the “Purchase Agreement”), and is subject to the terms and conditions of the Purchase Agreement as specified herein and therein. Capitalized terms used and not otherwise defined herein shall have the meanings set forth for such terms in the Purchase Agreement.

No. 1	Issue Date: June 14, 2021
PHARMACANN INC.
COMMON STOCK PURCHASE OPTION
PharmaCann Inc., a Delaware corporation (together with any corporation which shall succeed to or assume the obligations of PharmaCann Inc. hereunder, the “Company”), hereby certifies that, for value received, Cronos USA Holdings Inc., a Delaware corporation, or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company at any time during the Exercise Period 473,787 fully paid and non-assessable shares of Common Stock, free and clear of all Liens, at a purchase price per share equal to the Exercise Price. The number of shares of Common Stock for which this Option is exercisable and the Original Purchase Price is subject to adjustment as provided herein. All references to “Common Stock”, “Option Shares” and “Original Purchase Price” herein shall be deemed to include any such adjustment or series of adjustments.

1.DEFINITIONS. As used herein, the following terms, unless the context otherwise requires, shall have the following respective meanings:
“Aggregate Exercise Price” means, in connection with the exercise of this Option at any time, an amount equal to the product obtained by multiplying (i) the Exercise Price times (ii) the number of Option Shares at the time of such exercise.
“Alternate Consideration” has the meaning set forth in Section 5.3(a)(i).
“Bylaws” means the Company’s bylaws as amended to date.
“Cash Alternate Consideration” has the meaning set forth in Section 5.3(a)(iii).
“Cashless Exercise” has the meaning set forth in Section 2.2.
“Certificate of Incorporation” means the Company’s Certificate of Incorporation as amended to date.
“Common Stock” means, subject to Section 5.1, the Company’s Class A Common Stock, $0.0001 par value per share.
“Common Stock Deemed Outstanding” means, at any given time, the issued and outstanding Common Stock of the Company, calculated on a fully diluted basis using the treasury stock method of accounting.
“Company” has the meaning set forth in the preamble.
“Convertible Securities” means any warrants, options to purchase, rights or other securities (directly or indirectly) convertible into or exchangeable for Common Stock, but excluding Other Options and this Option.
“DTC” has the meaning set forth in Section 4.1.
“Exercise Notice” has the meaning set forth in Section 2.1.
“Exercise Period” means the period commencing on the Issue Date and ending on the closing of a Fundamental Transaction.
“Exercise Price” means $0.0001 per share, as may be adjusted pursuant to the terms hereof.
“Fundamental Transaction” means a transaction or series of related transactions whereby (a) the Company or its Subsidiaries, directly or indirectly, effect any merger, consolidation, amalgamation, binding share exchange or other business combination of the Company or its Subsidiaries, in each case pursuant to which the Common Stock is converted into or acquired for cash, securities or other property and immediately following such transaction or series of related transactions, more than 50% of the voting power of the Company is owned by, directly or indirectly, Persons other than the holders of Common Stock immediately prior to such transaction or series of related transactions or (b) the Company or its Subsidiaries, directly or indirectly, effects any sale, conveyance or other disposition of all or substantially all of Company’s and its Subsidiaries’ assets, taken as a whole.
“Holder” has the meaning set forth in the preamble.
“Issue Date” means June 14, 2021.
“Non-Fundamental Transaction” has the meaning set forth in Section 5.3(b).
“Option” has the meaning set forth in the preamble.
“Option Shares” means (a) the shares of Common Stock of the Company issuable upon exercise of this Option in accordance with its terms and (b) any shares of Capital Stock issued or issuable with respect to the shares described in clause (a) by way of dividend, stock split, split-up, or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other corporate reorganization or other similar event, in each case, as such number of shares may be adjusted pursuant to the provisions hereof.
“Organizational Documents” means (a) with respect to any Person that is a corporation, its certificate of incorporation and bylaws, or comparable documents, (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company agreement, or comparable documents, (d) with respect to any Person that is a trust, its declaration of trust, or comparable documents and (e) with respect to any other Person that is not an individual, its comparable organizational documents.
“Original Purchase Price” initially means, subject to adjustment pursuant to Section 5, $233.00 per share.
“Other Option” means any options or other rights or options to subscribe for or purchase Common Stock or Convertible Securities, other than this Option.
“Purchase Agreement” has the meaning set forth in the preamble.
“Rollover Option” has the meaning set forth in Section 5.3(a)(ii).
“Trading Day” means a day on which the Common Stock is traded on a Trading Market.
“Trading Market” means any securities exchange or quotation system on which the Common Stock is listed by the Company.

2.EXERCISE OF OPTION.
2.1Exercise. This Option may be exercised prior to its termination pursuant to Section 2.4 by the Holder at any time during the Exercise Period, subject to Section 2.3, by submitting the form of exercise notice attached hereto (the “Exercise Notice”) duly executed by the Holder, to the Company in accordance with Section 16 of the Purchase Agreement, indicating that it intends to exercise the Option, and setting forth the Aggregate Exercise Price to be paid or deduct from the number of the Option Shares to be issued in case of Cashless Exercise (as defined below), in each case, as provided in Section 2.2. If the IPO has been consummated, on or before the first Trading Day, or otherwise on or before the first Business Day, in each case, following the date on which the Company has received the Exercise Notice, the Company shall transmit by electronic mail an acknowledgement of confirmation of receipt of the Exercise Notice and the Aggregate Exercise Price associated therewith and shall deliver to the Holder, via a secured and password protected method of transmission, the account information contemplated by Section 2.2. Subject to Section 2.4, this Option shall be deemed exercised for all purposes as of 5:00 p.m. (New York time) on the day on which the conditions set forth in Section 2.3 have been satisfied or waived (it being understood that the Company shall not be deemed to have satisfied its obligations under this Option until it delivers the applicable Option Shares pursuant to Section 4). This Option may be exercised in full or in part for the applicable number of Option Shares, as such number may be adjusted pursuant to the provisions hereof.
2.2Payment of Exercise Price by Wire Transfer. If the Holder elects to exercise this Option, the Holder shall, at Holder’s discretion, either (a) pay the Aggregate Exercise Price by wire transfer of immediately available funds to the account designated by the Company, within five Business Days of the date of exercise and prior to the time the Company issues the Option Shares or (b) in lieu of paying the Aggregate Exercise Price pursuant to clause (a) choose to receive the number of Option Shares upon exercise net of the Aggregate Exercise Price applicable to such exercise (a “Cashless Exercise”). For purposes of calculating the number of shares issuable under the Option under a Cashless Exercise, the price of the Option Shares shall be equal to (i) if prior to the IPO, the fair market value for the Option Shares at the time of the issuance of the Option Shares or (ii) if following the consummation of the IPO, the 15-day volume-weighted average price per share of the Company’s publicly traded Common Stock (as reported by Bloomberg L.P. (or any successor thereto)), using the 15 trading days prior to, and if applicable, including the date of issuance of the Option Shares.
2.3Exercise Conditions.
(a)In the event filings of notifications under the HSR Act are required in connection with the exercise of this Option in full or in part, this Option may not be exercised in full or in part prior to the expiration or earlier termination of the statutory waiting period (and any extensions thereof) under the HSR Act.
(b)This Option may not be exercised in full or in part until all of the applicable (i) Required Approvals and (ii) Required Consents necessary for such exercise have been received (taking into account any Required Consent that may no longer be required due to the mitigation efforts taken pursuant to Section 7(b) of the Purchase Agreement or otherwise, in which case, for the avoidance of doubt, such full or partial exercise shall be allowed without obtaining such formerly Required Consents).
(c)This Option may not be exercised in full or in part unless an Exercise Notice is delivered by the Holder to the Company pursuant to Section 2.2.
2.4Termination. This Option shall terminate upon the earlier to occur of (i) exercise in full or (ii) the expiration of the Exercise Period; provided, however, that termination pursuant to this Section 2.4 shall not terminate or otherwise effect the rights of the Holder set forth in Section 5.3.
3.ADDITIONAL AGREEMENTS.
3.1Registration Rights Agreement. Upon exercise of this Option, the Holder and the Company shall enter into the Registration Rights Agreement, and pursuant thereto the Holder shall have certain rights to require the Company to register its resale of the Registrable Securities (as defined in the form of Registration Rights Agreement attached to the Purchase Agreement) under the 1933 Act and any blue sky or securities laws of any jurisdictions within the United States, at the time and in the manner specified in the Registration Rights Agreement.
3.2Investor Rights Agreement. Upon exercise of this Option, Holder and the Company shall enter into the Investor Rights Agreement under which the Holder will have certain rights with respect to its ownership of the Option Shares and any other Capital Stock owned by the Holder; provided that the Holder’s right to enter into the Investor Rights Agreement pursuant to Section 5(a) of the Purchase Agreement, and the rights to be granted to the Holder pursuant thereto, are subject to the terms and conditions, including with respect to termination, set forth in the Purchase Agreement.
3.3Lock-Up. To the extent that holders of the Company’s Common Stock are subject to any lock-up period imposed by the underwriter in connection with the IPO, the Holder shall, if applicable, execute a customary lock-up agreement causing each of this Option and the Option Shares issuable upon exercise of this Option to be subject to such lock-up period, on the same material terms and conditions as the other holders of Common Stock are subject to or as otherwise agreed between the Company and the Holder; provided, however, that the duration of the lock-up period, if any, imposed on the Holder under such lockup agreement shall be for the lesser of (a) the remaining duration of any lock-up period still in effect with respect to any such holders of the Company’s Common Stock as imposed by the underwriter in connection with the IPO and (b) six months from the date of the IPO.
4.DELIVERY OF OPTION SHARES ON EXERCISE.
4.1Delivery of Option Shares. As soon as practicable after exercise of this Option and in any event within three Trading Days if the IPO has been consummated or otherwise within three Business Days thereafter, the Company shall, at the sole cost and expense of Holder (including the payment by it of any applicable issue or stamp taxes), cause to be issued in the name of Holder, on the books and records of the Company and, if applicable, its transfer agent, from the shares of Common Stock reserved for issuance by the Company for such purpose in accordance with Section 7.1, the fully paid and non-assessable Option Shares, free and clear of all Liens (other than transfer restrictions imposed by applicable federal and state securities Laws). Unless otherwise required by the Certificate of Incorporation or Bylaws of the Company, in lieu of delivering physical certificates for the Option Shares, provided the Option Shares are not restricted securities and the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program or a similar program, upon request of the Holder, the Company shall cause its transfer agent to electronically transmit the Option Shares to the Holder by crediting the account of the Holder’s broker with DTC through its Deposit Withdrawal Agent Commission system as instructed by Holder.
4.2Cost and Expenses and Transfer Taxes. Each of the Holder and the Company shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Option and the consummation of the transactions contemplated hereby, including the exercise of this Option in full or in part.
5.CERTAIN ADJUSTMENT.
5.1Stock Dividends and Splits. If the Company, at any time while this Option is outstanding: (a) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Option); (b) subdivides (by any share split, recapitalization or otherwise) outstanding shares of Common Stock into a larger number of shares; (c) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (d) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the number of shares issuable upon exercise of this Option shall be proportionately adjusted accordingly, and the Exercise Price shall remain unchanged. Any adjustment made pursuant to this Section 5.1 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. For purposes of this Option, including Section 5.1, “Common Stock” shall, following any reclassification or compulsory share exchange with respect to the Common Stock as contemplated by Section 5.3(b), mean such other class of securities into which or for which the Common Stock has been reclassified or exchanged.
5.2Issuances of New Securities. From the date hereof through the date on which the IPO is consummated, and, for the avoidance of doubt, including the IPO (including any green shoe overallotment option in connection therewith), the Original Purchase Price and the number of Option Shares issuable upon exercise of this Option shall be subject to adjustment from time to time as provided in this Section 5.2, in each case, after taking into consideration any prior adjustments pursuant to this Option.
(a)Adjustment to Original Purchase Price Upon Issuance of Common Stock. Except as provided in Section 5.2(c) and except in the case of an event described in either Section 5.2(d)

or Section 5.3, if the Company shall issue or sell, or in accordance with Section 5.2(d) is deemed to have issued or sold, any shares of Common Stock without consideration or for consideration per share less than the Original Purchase Price in effect immediately prior to such issuance or sale, then immediately upon such issuance or sale (or deemed issuance or sale), the Original Purchase Price in effect immediately prior to such issuance or sale (or deemed issuance or sale) shall be reduced (and in no event increased) to an Original Purchase Price equal to the quotient obtained by dividing:
(i)the sum of (A) the product obtained by multiplying the Common Stock Deemed Outstanding immediately prior to such issuance or sale (or deemed issuance or sale) by the Original Purchase Price in effect immediately prior to such issuance or sale, plus (B) the aggregate consideration, if any, received by the Company upon such issuance or sale (or deemed issuance or sale); by
(ii)the sum of (A) the Common Stock Deemed Outstanding immediately prior to such issuance or sale (or deemed issuance or sale) plus (B) the aggregate number of shares of Common Stock issued or sold (or deemed to be issued or sold) by the Company in such issuance or sale.
(b)Adjustment to Number of Option Shares Upon Adjustment to Original Purchase Price. Upon any and each adjustment of the Original Purchase Price as provided in Section 5.2(a), the number of Option Shares issuable upon the exercise of this Option immediately prior to any such adjustment shall be increased to a number of Option Shares equal to the quotient obtained by dividing:
(i)the product of (A) the Original Purchase Price in effect immediately prior to any such adjustment multiplied by (B) the number of Option Shares immediately prior to any such adjustment; by
(ii)the Original Purchase Price resulting from such adjustment.
(c)Exceptions to Adjustment upon Issuance of Common Stock. Notwithstanding anything to the contrary set forth in the foregoing provisions of this Section 5.2, there shall be no adjustment to the Original Purchase Price or the number of Option Shares issuable upon exercise of this Option with respect to any issuance (or deemed issuance) by the Company of any Exempted Securities.
(d)Effect of Certain Events on Adjustment to Original Purchase Price. For purposes of determining the adjusted Original Purchase Price under Section 5.2(a), the following shall be applicable:
(i)Issuance of Options. If the Company shall, at any time or from time to time after the Issue Date, in any manner grant or sell (whether directly or by assumption in a merger or otherwise) any Other Options, whether or not such Other Options or the right to convert or exchange any Convertible Securities issuable upon the exercise of such Other Options are immediately exercisable, and the price per share (determined as provided in this paragraph and in Section 5.2(d)(v)) for which Common Stock is issuable upon the exercise of such Other Options or upon the conversion or exchange of Convertible Securities issuable upon the exercise of such Other Options is less than the Original Purchase Price in effect immediately prior to such grant or sale, then the total maximum number of shares of Common Stock issuable upon the exercise of such Other Options or upon conversion or exchange of the total maximum amount of Convertible Securities issuable upon the exercise of such Other Options shall be deemed to have been issued as of the date of granting or sale of such Other Options (and thereafter shall be deemed to be outstanding for purposes of adjusting the Original Purchase Price under Section 5.2(a)), at a price per share equal to the quotient obtained by dividing (A) the sum (which sum shall constitute the applicable consideration received for purposes of Section 5.2(a)) of (x) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of all such Other Options, plus (y) the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Other Options, plus (z), in the case of such Other Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of all such Convertible Securities and the conversion or exchange of all such Convertible Securities, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of all such Other Options or upon the conversion or exchange of all Convertible Securities issuable upon the exercise of all such Other Options. Except as otherwise provided in Section 5.2(d)(iii), no further adjustment of the Original Purchase Price shall be made upon the actual issuance of Common Stock or of Convertible Securities upon exercise of such Other Options or upon the actual issuance of Common Stock upon conversion or exchange of Convertible Securities issuable upon exercise of such Other Options.
(ii)Issuance of Convertible Securities. If the Company shall, at any time or from time to time after the Issue Date, in any manner grant or sell (whether directly or by assumption in a merger or otherwise) any Convertible Securities, whether or not the right to convert or exchange any such Convertible Securities is immediately exercisable, and the price per share (determined as provided in this paragraph and in Section 5.2(d)(v)) for which Common Stock is issuable upon the conversion or exchange of such Convertible Securities is less than the Original Purchase Price in effect immediately prior to such grant or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of the total maximum amount of such Convertible Securities shall be deemed to have been issued as of the date of granting or sale of such Convertible Securities (and thereafter shall be deemed to be outstanding for purposes of adjusting the Original Purchase Price pursuant to Section 5.2(a)), at a price per share equal to the quotient obtained by dividing (A) the sum (which sum shall constitute the applicable consideration received for purposes of Section 5.2(a)) of (x) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of such Convertible Securities, plus (y) the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange of all such Convertible Securities, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities.

Except as otherwise provided in Section 5.2(d)(iii), no further adjustment of the Original Purchase Price shall be made upon the actual issuance of Common Stock upon conversion or exchange of such Convertible Securities or the issue or sale of Convertible Securities upon exercise of any Other Options to purchase any such Convertible Securities for which adjustments of the Original Purchase Price have been made pursuant to the other provisions of this Section 5.2(d).
(iii)Change in Terms of Other Options or Convertible Securities. Upon any change in any of (A) the total amount received or receivable by the Company as consideration for the granting or sale of any Other Options or Convertible Securities referred to in Section 5.2(d)(i) or Section 5.2(d)(ii) hereof, (B) the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of any Other Options or upon the issuance, conversion or exchange of any Convertible Securities referred to in Section 5.2(d) (i) or Section 5.2(d)(ii) hereof, (C) the rate at which Convertible Securities referred to in Section 5.2(d)(i) or Section 5.2(d) (ii) are convertible into or exchangeable for Common Stock, or (D) the maximum number of shares of Common Stock issuable in connection with any Other Options referred to in Section 5.2(d)(i) or any Convertible Securities referred to in Section 5.2(d)(ii) (in each case, other than in connection with an issuance or deemed issuance of Exempted Securities), then (whether or not the original issuance or sale of such Other Options or Convertible Securities resulted in an adjustment to the Original Purchase Price pursuant to this Section 5.2) the Original Purchase Price in effect at the time of such change shall be adjusted or readjusted, as applicable, to the Original Purchase Price which would have been in effect at such time pursuant to the provisions of this Section 5.2 had such Other Options or Convertible Securities still outstanding provided for such changed consideration, conversion rate or maximum number of shares, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment or readjustment the Original Purchase Price then in effect is reduced, and the number of Option Shares issuable upon the exercise of this Option immediately prior to any such adjustment or readjustment shall be correspondingly adjusted or readjusted pursuant to the provisions of Section 5.2(b).
(iv)Treatment of Expired or Terminated Options or Convertible Securities. Upon the expiration or termination of any unexercised Other Option (or portion thereof) or any unconverted or unexchanged Convertible Security (or portion thereof) for which any adjustment (either upon its original issuance or upon a revision of its terms) was made pursuant to this Section 5.2 (including upon the redemption or purchase for consideration of all or any portion of such Other Option or Convertible Security by the Company), (A) the Original Purchase Price then in effect hereunder shall forthwith be changed pursuant to the provisions of this Section 5.2 to the Original Purchase Price which would have been in effect at the time of such expiration or termination had such unexercised Other Option (or portion thereof) or unconverted or unexchanged Convertible Security (or portion thereof), to the extent outstanding immediately prior to such expiration or termination, never been issued and (B) and the number of Option Shares issuable upon exercise of this Option then in effect hereunder shall forthwith be changed pursuant to the provisions of this Section 5.2 to the number of Option Shares which would have been in effect at the time of such expiration or termination had such unexercised Other Option (or portion thereof) or unconverted or unexchanged Convertible Security (or portion thereof), to the extent outstanding immediately prior to such expiration or termination, never been issued.
(v) Calculation of Consideration Received. If the Company shall, at any time or from time to time after the Issue Date, issue or sell, or is deemed to have issued or sold in accordance with Section 5.2(d), any shares of Common Stock, Other Options or Convertible Securities: (A) for cash, the consideration received therefor shall be deemed to be the aggregate amount received by the Company therefor; (B) for consideration other than cash, the amount of the consideration other than cash received by the Company shall be the fair market value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Company shall be the 15-day volume weighted average price (as reflected on any securities exchange, quotation system or association or similar pricing system covering such security) for such securities as of the end of business on the date of receipt of such securities; or (C) for no specifically allocated consideration in connection with an issuance or sale of other securities of the Company, together comprising one integrated transaction, the amount of the consideration therefor shall be deemed to be the fair value of such portion of the aggregate consideration received by the Company in such transaction as is attributable to such shares of Common Stock, Other Options or Convertible Securities, as the case may be, issued in such transaction. For purposes of determining the consideration which the Company received in the IPO, the consideration per share shall be the price at which shares of Common Stock are sold to the public in the IPO, and shall not take into account any underwriter’s discount. The net amount of any cash consideration and the fair value of any consideration other than cash or marketable securities shall be determined in good faith jointly by the Board of Directors and the Holder or, if the Board of Directors and the Holder cannot come to such a determination, by a nationally recognized valuation firm as mutually agreed to by the Company and the Holder.
(vi)Record Date. For purposes of any adjustment to the Original Purchase Price or the number of Option Shares in accordance with this Section 5.2, in case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Other Options or Convertible Securities or (B) to subscribe for or purchase Common Stock, Other Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be; provided, that if before the distribution to its holders of Common Stock the Company legally abandons its plan to pay or deliver such dividend, distribution, subscription or purchase rights, then thereafter no adjustment shall be required by the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.
5.3Other Adjustments.
(a)Adjustments for Fundamental Transactions.
(i)Subject to the other provisions of this Section 5.3(a), if, at any time while this Option is outstanding, any Fundamental Transaction occurs, then, upon the closing of a Fundamental Transaction, the Holder shall receive, for each Option Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, the amount of Equity Interests of the successor or acquiring Person or of the Company, if it is the surviving entity, and/or any other consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Option is exercisable immediately prior to such event, in each case, less the applicable Aggregate Exercise Price. If holders of Common Stock are given any choice as to the securities, cash or other property to be received in a Fundamental Transaction, then the Holder shall be given the same choice under the same terms and conditions as to the Alternate Consideration it receives upon the closing of such Fundamental Transaction and the Company shall provide the Holder with such notice, information and materials in connection any such Fundamental Transaction at the same time as such notice, information and materials are provided to the holders of Common Stock in compliance with Section 5.5; provided that if the Holder fails to make such choice within such time required of the holder of Common Stock to make such choice, the Holder shall receive the consideration upon the closing of any such Fundamental Transaction in accordance with the definitive transaction documents thereof.
(ii)Notwithstanding anything to the contrary in this Option, and without limiting other rights of the Holder provided by (including Transfers permitted under) the Purchase Agreement, in the event that all or a portion of the Alternate Consideration is comprised of Equity Interests of the successor or acquiring Person or of the Company, if it is the surviving entity, and the Triggering Event Date has not yet occurred, the Company shall, in conjunction with negotiating the definitive terms of the Fundamental Transaction, undertake reasonable commercial efforts to incorporate into the definitive transaction documents governing the Fundamental Transaction, the conversion of the Option (or a portion of the Option representing such portion of the Alternate Consideration that is Equity Interests of the successor or acquiring Person or of the Company, if it is the surviving entity) to an option of the successor or acquiring Person or of the Company, if it is the surviving entity, with terms substantially similar to the terms set forth herein (including, for the avoidance of doubt, any adjustment pursuant to Section 5.1) except that the Holder shall not be entitled to any rights provided under Section 7(d) (Board Observer Rights), Section 7(e) (Information Rights) or Section 7(f) (Rights to Future Stock Issuance) of the Purchase Agreement, or any other governance or participation rights solely based on the terms of the Rollover Option, provided that the

Holder will be entitled to the rights provided under Section 7(e)(i) (Information Rights) of the Purchase Agreement (such option, the “Rollover Option”), which, upon exercise, shall entitle the Holder to receive such amount of Equity Interests of the successor or acquiring Person or of the Company, if it is the surviving entity, such that the Rollover Option will provide the Holder substantially similar economic effect as provided by this Option (or such portion of this Option, if applicable) as valued pursuant to the Alternate Consideration. If the Company is not successful in including the Rollover Option in the definitive transaction documents governing such Fundamental Transaction without breaching its obligations under this Section 5.3(a)(ii), Holder may elect to participate in the Fundamental Transaction pursuant to Section 5.3(a)(i), Transfer this Option pursuant to either Section 5.3(a)(iii), or otherwise exercise its rights with respect to the Option as set forth in this Option or the Purchase Agreement.
(iii)Upon Holder’s entry into an agreement with the Company containing confidentiality obligations which are no less restrictive than the confidentiality obligations between the Company and other parties to the Fundamental Transaction (if the terms of the Fundamental Transaction are confidential), the Company shall give written notice to the Holder with respect to a potential Fundamental Transaction (including, in reasonable detail, the material terms and the identity of the counterparty of such Fundamental Transaction) as promptly as reasonably practicable, but in no event later than two Business Days following the execution of the definitive agreement with respect to a Fundamental Transaction. If the Rollover Option is not contemplated to be included in the definitive transaction documents governing the Fundamental Transaction without the Company breaching its obligations under Section 5.3(a)(ii), or in the event that all or a portion of the Alternate Consideration is cash (such Alternate Consideration or such cash portion of the Alternate Consideration, the “Cash Alternate Consideration”), without limiting other rights of the Holder provided by (including Transfers permitted under) the Purchase Agreement, the Holder may, from and following the receipt of such notice with respect to such potential Fundamental Transaction until the date on which such Fundamental Transaction is consummated, and subject to, in each case, Holder and such prospective transferee entering into an agreement containing confidentiality obligations which are no less restrictive than the confidentiality obligations between the Company and other parties to the Fundamental Transaction (if the terms of the Fundamental Transaction are confidential), Transfer all or a portion of this Option to any Person, which, upon exercise, will entitle such transferee to receive the applicable Cash Alternate Consideration that the Holder would have been entitled to receive pursuant to Section 5.3(a)(i) such that this Option will provide the transferee substantially similar economic effect as provided by this Option as if this Option or such portion of this Option was exercised in full immediately prior to such Fundamental Transaction under the same terms and conditions as other holders of Common Stock who are entitled to receive such Cash Alternate Consideration in connection with such Fundamental Transaction; it being understood that (A) such transferee shall not be required to execute a Joinder to the Purchase Agreement and shall not be entitled to any rights provided under Section 7(d) (Board Observer Rights), Section 7(e) (Information Rights) or Section 7(f) (Rights to Future Stock Issuance) of the Purchase Agreement or

any other governance or participation rights and (B) such Transfer contemplated by this Section 5.3(a)(iii) shall not be effected in a manner that unreasonably delays the consummation of any such Fundamental Transaction.
(iv)The Company and Holder shall reasonably cooperate with each other to effect the transactions contemplated in Section 5.3(a)(ii) and Section 5.3(a)(iii), including negotiating with applicable parties in connection with the Fundamental Transaction.
(b)Adjustments for Reclassifications, Share Exchanges and other Non-Fundamental Transactions. If the Company effects any reclassification of the Common Stock, compulsory share exchange or other internal reorganization, in each case, into another security of the Company or one of its Subsidiaries, or if the Company undergoes any merger, consolidation, amalgamation, share exchange, Transfer of stock, sale of assets, business combination, or other transactions or a series of transactions, following the consummation of which at least 50% of the voting power of the Company remains to be held by the holders of Common Stock immediately prior to the consummation of such transaction or such series of transactions (each such transaction described in the foregoing, a “Non-Fundamental Transaction”), this Option shall, as applicable, remain outstanding with respect to such reclassified shares of Common Stock or be assumed by the resulting entity of such Non-Fundamental Transaction under the same terms and conditions (and if applicable, be equitably adjusted to provide the Holder the same economic effect as contemplated by this Option prior to such Non-Fundamental Transaction), and the Holder shall be entitled to receive the Option Shares (as may be adjusted pursuant to this Section 5.3(b)) upon any subsequent exercise of this Option and the payment of the exercise price therefor.
5.4Calculations; No Fractional Shares. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. Notwithstanding the foregoing, the Company shall not be required to issue any fractional Option Shares upon exercise of this Option. As to any fraction of an Option Share that the Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay to such Holder an amount in cash (by wire transfer in immediately available funds) equal to the product of (i) such fraction multiplied by (ii) the Original Purchase Price.
5.5Notice to Holder.
(a)Adjustment to Original Purchase Price and Number of Option Shares. Whenever the Original Purchase Price is adjusted pursuant to any provision of this Section 5, the Company shall promptly provide written notice to the Holder, which notice shall set forth (a) the Original Purchase Price, (b) the number of adjusted Option Shares after such adjustment, (c) a brief statement of the facts requiring such adjustment and the calculation thereof and (d) the time pursuant to which, if applicable, the Holder must notify the Company of its election of consideration in accordance with Section 5.3(a).
(b)Notice to Allow Exercise by Holder. In the event that the Company is considering entering into a Fundamental Transaction, the Company shall provide written notice to the Holder, at least 20 calendar days prior to the effective date of the applicable Fundamental

Transaction, which notice shall state the date on which such Fundamental Transaction is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such Fundamental Transaction; provided that if the holders of Common Stock are provided with earlier notice with respect to, and additional materials and/or information concerning, such Fundamental Transaction, the Holder shall be provided the same as and when such notice, information and/or materials are provided to such holders of Common Stock. Subject to applicable Law and the other restrictions on exercise set forth in this Option, the Holder will be entitled to (a) exercise any portion of this Option and (b) Transfer the Option in accordance with Section 5.3(a)(i), in each case, during the period commencing on the date of such notice to the effective date of the Fundamental Transaction triggering such notice. Notwithstanding the foregoing, the delivery of the notice described in this Section 5.5(b) is not intended to and shall not bestow upon the Holder any voting rights whatsoever with respect to the Option Shares prior to exercise of this Option.
6.NO IMPAIRMENT. The Company will not, by amendment of the Certificate of Incorporation or Bylaws or any other Organizational Document of the Company or through any reorganization, reclassification, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Option, but shall at all times in good faith assist in the carrying out of all such terms and in taking all such action as may be necessary or appropriate in order to protect the rights of the Holder against material impairment; provided, however, that in connection therewith, the Holder shall cooperate with all reasonable requests from the Company in connection with the Company’s efforts to protect such rights of the Holder. Without limiting the generality of the foregoing, the Company (a) shall not increase the par value of any shares of Common Stock receivable on the exercise of this Option above the amount payable therefor on such exercise and (b) shall take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of stock, free and clear of all Liens, on the exercise of this Option from time to time outstanding.
7.RESERVATION OF STOCK ISSUABLE ON EXERCISE OF OPTION; REGULATORY COMPLIANCE.
7.1Reservation of Stock Issuable on Exercise of Option. At all times during the Exercise Period, the Company shall reserve and keep available out of its authorized Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect the exercise of this Option in full (disregarding for this purpose any and all limitations of any kind on such exercise). The Company shall, from time to time in accordance with the Delaware General Corporation Law and its Organizational Documents, increase the authorized number of shares of Common Stock and take other effective action, including issuing additional shares into treasury, to ensure that at any time the number of authorized shares available for issuance to the Holder shall be sufficient to satisfy the Company’s obligations under this Section 7.1.
7.2Regulatory Compliance. The Holder acknowledges that the Company and its Subsidiaries are subject to various state regulations and licensing requirements in relation to the growth, processing and sale of cannabis in states where such activities are legal under state Law, including requirements regarding disclosure. The Holder (i) acknowledges its obligations under Section 7(b) of the Purchase Agreement and (ii) agrees, following reasonable advance notice from the Company, to provide the Company with such information as the Company determines, based on the advice of outside legal counsel, to be necessary to verify compliance with the anti-money laundering and/or cannabis regulations of any applicable jurisdiction or to respond to reasonable requests for information concerning the identity of Holder and/or its equityholders from any Governmental Entity or banking institution with whom the Company is a customer or client and, with respect to such banking institutions, each of whom has agreed in writing to comply with the confidentiality obligations that are no less restrictive than the confidentiality obligations set forth in Section 8 of the Purchase Agreement, in connection with its anti-money laundering compliance procedures or state cannabis regulations.
8.REGISTRATION AND TRANSFER OF OPTION.
8.1Registration of Option. The Company shall register and record transfers, exchanges, reissuances and cancellations of this Option, made in accordance with the terms and conditions of the Purchase Agreement, upon the records to be maintained by the Company for that purpose, in the name of the record holder hereof from time to time. The Company may deem and treat the registered holder of this Option as the absolute owner hereof for the purpose of any exercise hereof or any distribution to such holder, and for all other purposes, absent actual notice to the contrary.
8.2Transferability.
(a)This Option is subject to the restrictions on transfer and assignment set forth in the Purchase Agreement with respect to the Option, and may only be transferred in accordance with the terms and conditions of the Purchase Agreement, except as set forth in Section 5.3(a).
(b)In connection with each assignment in accordance with the provisions of the Purchase Agreement, the Company shall execute and deliver a new Option or Options in the name of the assignee or assignees, as applicable, and in the appropriate denomination or denominations, and shall issue to the Holder a new Option evidencing the portion of this Option not so assigned, if applicable, and this Option shall promptly be cancelled. This Option, if properly assigned in its entirety in accordance with the Purchase Agreement, may be exercised by a new holder for the purchase of the Option Shares without having a new Option issued.
9.LOSS, THEFT, DESTRUCTION OR MUTILATION OF OPTION. The Company covenants that upon receipt by the Company of (a) evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Option or any stock certificate relating to the Option Shares or (b) an attestation of the Holder evidencing such theft, destruction or mutilation, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of this Option, shall not include the posting of any bond), and upon surrender and cancellation of such Option or stock certificate, if mutilated, the Company shall make and deliver a new Option or stock certificate of like tenor and dated as of such cancellation, in lieu of such Option or stock certificate.

10.NO RIGHTS AS A STOCKHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Option, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Option be construed to confer upon the Holder, solely in such Person’s capacity as the holder of this Option, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to Holder of the Option Shares.
11.CONSENT TO AMENDMENTS. Any term of this Option may be amended, and the Company may take any action herein prohibited, or compliance therewith may be waived, in each case only if the Company shall have obtained the prior written consent (and not without such prior written consent) to such amendment, action or waiver from the Holder. No course of dealing between the Company and Holder nor any delay in exercising any rights hereunder shall operate as a waiver of any rights of Holder.
12.MISCELLANEOUS. Section 1(c) (Interpretation and Construction), Section 9(a) (Entire Agreement), Section 14 (Headings), Section 15 (Severability), Section 16 (Notices) and Section 17 (Governing Law and Venue; Submission to Jurisdiction; Selection of Forum) of the Purchase Agreement are incorporated herein by reference mutatis mutandis.
[Remainder of Page Intentionally Left Blank]

    IN WITNESS WHEREOF, the Company has caused this Option to be executed by its duly authorized officer.
Dated as of June 14, 2021

    PHARMACANN INC.

By:    /s/ Brett Novey
Name:    Brett Novey
Title:    CEO

AGREED AND ACCEPTED BY THE HOLDER:
    CRONOS USA HOLDINGS INC.
By:    /s/ Kurt T. Schimdt
Name:    Kurt Schmidt
Title:    President

[Signature Page to Option]

FORM OF EXERCISE NOTICE
(To be signed only on exercise
of Common Stock Purchase Option)
TO:    PharmaCann Inc.
1.    The undersigned Holder of the attached Common Stock Purchase Option (the “Option”) hereby elects to exercise its purchase right under such Option to purchase the number of shares of Common Stock of PharmaCann Inc., a Delaware corporation (the “Company”), as set forth below, and to pay the Aggregate Exercise Price therefor by wire transfer of United States immediately available funds to the account of the Company as has been provided to the Holder prior to the date hereof, which transfer will be made in accordance with Section 2.2 of the Option. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such in the Option.
2.    In exercising this Option, the undersigned Holder hereby confirms and acknowledges that the shares of Common Stock are being acquired solely for the account of the undersigned and not as a nominee for any other party, and for investment, and that the undersigned shall not offer, sell or otherwise dispose of any such shares of Common Stock except under circumstances that will not result in a violation of the 1933 Act or any state securities laws. The undersigned hereby further confirms and acknowledges that it is an “accredited investor,” as that term is defined under the 1933 Act.
3.    In exercising this Option, the undersigned Holder hereby makes the representations and warranties set forth in Section 3(n) of the Purchase Agreement, on behalf of Holder as if Holder was the Purchaser thereunder, and confirms that such representations and warranties are true and correct as of the date hereof.
4.    Please issue the appropriate number of shares of Common Stock in the name of the undersigned as is specified below:

Name:

Address:

TIN:

Number of Option Shares being Exercised:

Dated: